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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


             Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
             Or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number: 0-22942


                         Conso International Corporation
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             (Exact name of registrant as specified in its charter)



                513 N. Duncan Bypass, Union, South Carolina 29379
                                 (864) 427-9004
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)





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         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  [X]              Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(1)(ii) [ ]              Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(i)  [ ]              Rule 12h-3(b)(2)(ii)    [ ]
      Rule 12g-4(a)(2)(ii) [ ]              Rule 15d-6              [ ]
      Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice date:
Ten (10).



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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Conso International Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                CONSO INTERNATIONAL CORPORATION


Dated:  March 13, 2000                          By:    /s/ J. Cary Findlay
                                                    ----------------------------
                                                Name:    J. Cary Findlay
                                                Title:   Chairman, President and
                                                         Chief Executive Officer